The
                            Union Central
                        Life Insurance Company

Founded in 1867...A Mutual Company...P.O. Box 40888, Cincinnati,
Ohio 45240


                            INSURED:  JOHN DOE
                         POLICY NUMBER:  01234567
                      POLICY DATE:  JANUARY 1, 1996
                      ISSUE DATE:  JANUARY 1, 1996

WE PROMISE to pay the death benefit to the beneficiary if the INSURED dies prior to the MATURITY DATE, subject to the terms of this policy.

WE PROMISE to pay the CASH VALUE, less any loan and loan interest, to the OWNER on the MATURITY DATE if the INSURED is living on that date.

THE DURATION OR AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR MAY
VARY depending on the investment experience and the death benefit option selected. The death benefit is described in the death benefit section.

THE CASH VALUE IS VARIABLE, when based on the investment experience of the SEPARATE ACCOUNT and may increase or decrease without limit. There is no guaranteed CASH VALUE.

LOOK AT THE APPLICATION FORMS. This policy is issued based on payment of the initial premium and the answers in the application
(see copy attached). If all answers are not true and complete, this policy may be affected.

PLEASE READ THIS POLICY CAREFULLY. This policy is a legal contract between YOU and Union Central.

20-DAY RIGHT TO EXAMINE THE POLICY. It is important to Union Central that YOU are satisfied with this policy. YOU have 20 days after YOU receive it, or 45 days after the application is signed by the OWNER, whichever is later, to review the policy.
If YOU are not satisfied, YOU may send it back to us or give it to our agent. In such case, this policy will be void from the beginning. WE will refund the greater of any premiums paid less partial cash surrenders or the ACCOUNT VALUE, within 7 days after this policy is returned. Notification of the right to examine period will be sent with the policy when it is issued.

       Signed for The Union Central Life Insurance Company at
Cincinnati, Ohio




   David F. Westerbeck                                       Larry R. Pike
          Secretary                                           President


          Flexible Premium Adjustable Variable Life Insurance
Flexible Premiums Payable During Life of Insured to Maturity Date
Death Benefit Payable at Death of Insured Prior to Maturity Date
                  Cash Value Payable on Maturity Date
                   Period of Coverage not Guaranteed
                              Participating


UC 8703
7/95

POLICY GUIDE
-----------------------------------------------------------------
------------

Account Value......................................... 12
Accumulation Unit..................................... 10
Addition, Deletion, or Substitution of Investments.... 10
Age and Sex........................................... 21
Annual Report......................................... 19
Assignment............................................ 21
Beneficiary...........................................  6
Cash Surrender......................................... 12
Cash Value....................................... 12
Computations...................................... 21
Conformity with Laws.......................... 20
Continuation of Insurance........................... 18
Conversion to a Fixed Policy...................... 20
Cost of Insurance................................ 16
Crediting of Accumulation Units.................  9
Death Benefit....................................  7
Death Benefit Changes............................  8
Death Benefit Options..........................  7
Definitions....................................  4
Dividends....................................... 17
Entire Contract.................................. 18
Grace Period.................................... 14
Guaranteed Account.............................. 11
Guaranteed Account Interest Rate................ 11
How Death Benefit is Paid......................  7
Incontestability................................... 19
Insulation................................ 18
Interest Credits and Effect on Investment Performance.. 16
Interest Rate.................................. 17
Limitations on Transfers from the Guaranteed Account.. 15
Loans................................................... 15
Loan Interest........................................... 15
Making Payments......................................... 18
Monthly Administrative Charge........................... 17
Monthly Deductions...................................... 17
Mortality and Expense Risk Charge....................... 17
Net Investment Factor.................................. 10
Ownership.............................................6
Ownership of Assets.................................... 18
Partial Cash Surrender................................... 13
Policy Changes......................................... 19
Policy Cost Factors.................................... 17
Policy Schedule........................................  3
Premiums................................................ 13
Reinstatement........................................... 20
Reliance.............................................. 19
Separate Account.......................................  9
Subaccounts............................................  9
Suicide................................................ 19
Surrender Charge........................................ 12
Taxes.................................................... 20
Termination............................................... 20
Transfers................................................. 14
Valuation Date and Valuation Period....................  9
Variable Account......................................  9

                              Minimum         Planned         Minimum
                             Specified        Specified       Periodic        Monthly
Benefit                      Amount           Amount          Premium         Premium
Variable Adjustable Life     $[100,000.00]    $[50,000.00]    $[  750.00]     $[       62.50]
                                                                                    Annual


Death Benefit Option A Applies.
Initial Premium:             $[  750.00]




# It is possible that coverage will expire prior to the maturity date shown where either premiums paid, investment experience or interest credited is insufficient to continue coverage to such date. Please refer to Maturity Date Definition on page 4.


                     SUMMARY CONTINUES ON NEXT PAGE.
------------------------------------------------------------------
Insured:          JOHN DOE    Maturity Date:     January 1, 2061#
Policy Number:    01234567    Policy Date:       January 1, 1996
Age and Sex:      35, MALE    Issue Date:        January 1, 1996
Rate Class:       STANDARD NONTOBACCO

UC 8703                               - 3 -

Schedule Page
-----------------------------------------------------
               MAXIMUM MONTHLY COST OF INSURANCE

Rate               Standard
Class              Nontobacco
--------           -------------
Attained
Age
35                 $         .14
36                 $         .15
37                 $         .16
38                 $         .17
39                 $         .18
40                 $         .19
41                 $         .21
42                 $         .22
43                 $         .24
44                 $         .26
45                 $         .28
46                 $         .30
47                 $         .32
48                 $         .35
49                 $         .38
50                 $         .41
51                 $         .45
52                 $         .49
53                 $         .54
54                 $         .59
55                 $         .65
56                 $         .72
57                 $         .79
58                 $         .87
59                 $         .96
60                 $        1.06
61                 $        1.17
62                 $        1.29
63                 $        1.44
64                 $        1.60
65                 $        1.78
66                 $        1.97
67                 $        2.18
68                 $        2.41
69                 $        2.65
70                 $        2.93

Note:  Rates are per $1,000 Risk Amount.




                      SUMMARY CONTINUES ON NEXT PAGE.
----------------------------------------------------------------------
-----
Insured:      JOHN DOE                  Policy Number:    01234567
Guaranteed Interest Rate for the Guaranteed Account: 4.0% ANNUALLY, 0.327374% MONTHLY
Basis of Values: 1980 CSO MALE NONSMOKER

UC 8703                        - 3A -

Schedule Page
----------------------------------------------------------------------
--------
                     MAXIMUM MONTHLY COST OF INSURANCE


Rate              Standard
Class             Nontobacco
------            --------------
Attained
Age
--------
71                $        3.30
72                $        3.62
73                $        4.04
74                $        4.52
75                $        5.04
76                $        5.59
77                $        6.18
78                $        6.79
79                $        7.44
80                $        8.16
81                $        8.97
82                $        9.90
83                $       10.95
84                $       12.12
85                $       13.37
86                $       14.70
87                $       16.08
88                $       17.50
89                $       18.97
90                $       20.51
91                $       22.17
92                $       23.99
93                $       26.07
94                $       28.78
95                $       32.82
96                $       39.64
97                $       53.07
98                $       83.33
99                $       83.33

Note:    Rates are per $1,000 Risk Amount.





                          SUMMARY CONTINUES ON NEXT PAGE.
----------------------------------------------------------------------
-------
Insured:     JOHN DOE                        Policy Number:   01234567
Guaranteed Interest Rate for the Guaranteed Account: 4.0% ANNUALLY, 0.327374% MONTHLY
Basis of Values: 1980 CSO MALE NONSMOKER

UC 8703                               - 3A -

Schedule Page
----------------------------------------------------------------------
--------
                                  TABLE OF MAXIMUM EXPENSE CHARGES

(1) Sales Charge: [4.00]% of each premium paid during the first ten policy years and [2.00]% of each premium paid thereafter.

(2)      Premium Tax Charge: [2.50]% of each premium paid.

(3)      Mortality and Expense Risk Charge:
         Equal on an annual basis to the following percentage of the average daily net assets of the VARIABLE ACCOUNT:
                         [0.75]% during the first 10 policy years
                         [0.25]% thereafter

(4)      Monthly Administrative Charge:
                 During the first policy year: $[25] per month
                 Thereafter:      Current:        $[ 5] per month
                                  Guaranteed:     $[10] per month

(5)      Transfer Charge:
         Current:  $[ 0] for the first [12] transfers per policy year;
             $[10] for each subsequent transfer in the policy year
                 Guaranteed:      $[15] per transfer

(6)      Surrender Charges:
                 The surrender charge is the sum of the Sales
Surrender Charge and the Administrative Surrender Charge.

         Sales Surrender Charge:
                   The lesser of cumulative premiums paid as of the date of the surrender or $[1,026.00], times the following factor:
                   [26]% for surrenders made during the first [ 5] policy years, decreasing by [0.2167]% per month until it reaches zero at the end of the [15]th policy year.
         Administrative Surrender Charge:
                   $[350.00] for surrenders made during the first [ 5] policy years, decreasing by $[ 2.92] per month until it reaches zero at the end of the [15]th policy year.


-------------------------------------------------------------------
Insured:         JOHN DOE         Policy Number:  01234567

UC 8703                               -3B-

Schedule Page
-----------------------------------------------------------

Initial Net Premium Allocation:

         Subaccounts:    [Carillon Bond           25]%
                         [Carillon Capital        25]
                         [Carillon Equity          0]
                         [MFS Growth with Income   0]
                         [MFS High Income          0]
                         [Scudder Capital Growth   0]
                         [Scudder International    0]
                         [Scudder Money Market     0]
                         [TCI Growth               0]

         [Union Central Guaranteed Account:       50]

Separate Account:        [Carillon Life Account]

Minimum premium allocation to any SUBDIVISION or the GUARANTEED
ACCOUNT:
         [ 5% of the premium payment]
         All allocations must be in whole percentages

Minimum guaranteed period: [3] years from the POLICY DATE

Minimum increase in SPECIFIED AMOUNT:$[ 5,000], or if less, the amount determined under any rider provision

Minimum decrease in SPECIFIED AMOUNT: $[ 5,000]

Minimum transfer amount: $[100], or the entire balance in the account if less

Maximum transfer amount per policy year from the GUARANTEED ACCOUNT:
         [20]% of the amount in the GUARANTEED ACCOUNT at the beginning of the POLICY YEAR

Minimum loan amount: $[ 500]

Minimum partial cash surrender amount: $[ 500]


--------------------------------------------------------------------
Insured:         JOHN DOE         Policy Number:   01234567

UC 8703                              - 3C -

                                 ENDORSEMENT

                     FEDERAL TAX GUIDELINES ENDORSEMENT

THE FEDERAL TAX GUIDELINES CURRENTLY STATE THAT THE DEATH BENEFIT MUST BE AT LEAST 250% OF THE ACCOUNT VALUE UNTIL THE ANNUAL DATE WHEN THE INSURED IS AGE 41. BEGINNING ON THIS DATE, THIS PERCENTAGE CHANGES IN ACCORDANCE WITH THE FOLLOWING TABLE:

ATTAINED                                  ATTAINED
AGE              PERCENTAGE               AGE              PERCENTAGE
41               243%                     61               128%
42               236                      62               126
43               229                      63               124
44               222                      64               122
45               215                      65               120

46               209                      66               119
47               203                      67               118
48               197                      68               117
49               191                      69               116
50               185                      70               115
51               178                      71               113
52               171                      72               111
53               164                      73               109
54               157                      74               107
55               150                      75-90            105

56               146                      91               104
57               142                      92               103
58               138                      93               102
59               134                      94               101
60               130                      95 and over      100

                   THE UNION CENTRAL LIFE INSURANCE COMPANY

                 /S/ David F. Westerbeck          /s/ Larry R. Pike

                 David F. Westerbeck              Larry R. Pike
                      Secretary                     President


UC E-97-2

This is a Variable Adjustable Life Insurance policy. WE will pay the death benefit if the INSURED dies while this policy is in force, subject to the terms of the policy.

DEFINITIONS
---------------------------------------------------------------------
(Defined terms appear in italics throughout this policy)

ACCOUNT VALUE
Means the sum of your interest in the GUARANTEED ACCOUNT, the VARIABLE ACCOUNT and the LOAN ACCOUNT. How to calculate the ACCOUNT VALUE is found in the Account Value provision.

ACCUMULATION UNIT
Means the unit of measure that is used to calculate the value of your interest in the SEPARATE ACCOUNT.

AGE
Means the INSURED'S AGE as of the birthday nearest to the date on which AGE is determined.

ANNUAL DATE
Means the same date each year as the POLICY DATE.

CASH VALUE
Means the ACCOUNT VALUE of this policy less the surrender charge, if any, shown in the SCHEDULE.

GUARANTEED ACCOUNT
Means this policy's value which is part of the assets of The Union Central Life Insurance Company other than those assets in any of its SEPARATE ACCOUNTS and the LOAN ACCOUNT.

INSURED
Means the INSURED named on the SCHEDULE. The INSURED may or may not be the OWNER.

ISSUE DATE
Means the date from which the suicide and contestable periods start.

LOAN ACCOUNT
Means a portion of the ACCOUNT VALUE which is collateral for loan amounts. The LOAN ACCOUNT is described in the Loans provision.

MATURITY DATE
Means the latest date to which coverage may continue. There is no relationship between the planned periodic premium and the MATURITY DATE. The planned periodic premium may not continue the policy in force to the MATURITY DATE, even if it is paid as scheduled. The period for which the policy will continue will depend on:

          1. the amount, timing, and frequency of premium payments; and
          2. changes in the SPECIFIED AMOUNT and death benefit options; and
          3. changes in current interest credits for amounts in the GUARANTEED ACCOUNT and LOAN ACCOUNT; and
          4. the effect of investment performance, positive or negative, on amounts in the VARIABLE ACCOUNT; and
          5. changes in the cost of insurance and costs for riders, if any; and
          6.     partial cash surrenders and loans.

MINIMUM MONTHLY
Means the amount that must be paid on a cumulative basis to keep this policy in force

PREMIUM
during the minimum guaranteed period as shown in the SCHEDULE.

MONTHLY DATE
Means the same date of each month as the POLICY DATE.

NET PREMIUM
Means the total premium paid reduced by the premium expense charges shown in the SCHEDULE.

NOTICE
Means information WE have received at our Home Office which is written, is signed by YOU, and acceptable to us.

OWNER
Means the OWNER named in the application, unless changed.

POLICY DATE
Means the date from which policy months, years and anniversaries are measured.

PORTFOLIO or FUND PORTFOLIO
Means the separate investment fund in which the SEPARATE ACCOUNT invests.


PROOF
Means evidence satisfactory to us of insurability or for other matters such as WE may require.

RISK AMOUNT
Means the amount by which the death benefit exceeds the ACCOUNT VALUE.

SCHEDULE
Means the policy SCHEDULE or the supplemental policy SCHEDULE most recently sent to YOU by us.

SEPARATE ACCOUNT
Means the SEPARATE ACCOUNT of The Union Central Life Insurance
Company, identified in the SCHEDULE. The SEPARATE ACCOUNT is divided into several SUBACCOUNTS.

SPECIFIED AMOUNT or INITIAL SPECIFIED AMOUNT
         Means the SEPCIFIED AMOUNT or the INITIAL SPECIFIED AMOUNT shown in the SCHEDULE.

SUBACCOUNT(S)
Means one or more of the SUBACCOUNTS of the SEPARATE ACCOUNT. Each SUBACCOUNT is invested in a different FUND PORTFOLIO. The SUBACCOUNTS are shown in the SCHEDULE.

SUBDIVISION
Means the portion of your VARIABLE ACCOUNT which is invested in a specific SUBACCOUNT.

WE and YOU
"WE," "us" or "our" means The Union Central Life Insurance Company. "YOU" or "your" means the OWNER of this policy.

VARIABLE ACCOUNT
Means this policy's value which is invested in one or more
SUBACCOUNTS.

OWNERSHIP
------------------------------------------------------------------
OWNERSHIP
While the INSURED is living, YOU have all rights in this policy. Your rights will be subject to any assignment, and to the rights of any irrevocable beneficiary. If YOU die before the INSURED, the successor OWNER named in the application is the new OWNER. If there is no successor OWNER, then your estate becomes the new OWNER.

A change of OWNER may be made at any time by NOTICE to us. It will take effect on the date NOTICE is received. WE will record the change. Unless there are no surviving primary or contingent beneficiaries, a change of OWNER does not change the beneficiary. YOU may exercise the following rights while the INSURED is living:

 1.      the right to change the SPECIFIED AMOUNT;
 2.      the right to change the premium payment;
 3.      the right to assign the policy;
 4.      the right to change the OWNER or beneficiary;
 5.      the right to receive any dividends;
 6.      the right to terminate this policy;
 7.      the right to make loans;
 8.      the right to make surrenders;
 9.      the right to make transfers; and
10.      the right to change NET PREMIUM allocations.

BENEFICIARY
--------------------------------------------------------------------
BENEFICIARY
The beneficiary will receive the death benefit when the INSURED dies. The primary and any contingent beneficiaries are named in the application. If no primary beneficiary is living when the INSURED dies, WE will pay to the contingent beneficiary. If no contingent beneficiary is living when the INSURED dies, WE will pay YOU or your estate.

Unless the beneficiary designation provides otherwise, WE will follow these rules:

 1. WE will pay equal shares when more than one beneficiary of the same class is to share the funds.
 2. No revocable beneficiary has rights in this policy until the INSURED dies.
 3. An irrevocable beneficiary cannot be changed without his or her consent.
 4. The interest of any beneficiary is subject to the rights of any assignee shown on our records.
 5. When beneficiaries are not shown by name (such as "children"), WE may find who they are from sworn statements and not wait for court records.

YOU may change the beneficiary at any time before the INSURED dies by NOTICE to us. Any change must be approved by us. If approved, it will take effect on the date the NOTICE was signed by you. WE will not be liable for any payments WE make or actions WE take before the change is approved.

Unless otherwise provided, if any beneficiary dies within 30 days after the INSURED dies as the result of a common disaster, WE will pay the death benefit as if that beneficiary died first.

DEATH BENEFIT
---------------------------------------------------------
DEATH BENEFIT
WE will pay the death benefit proceeds as described in the Making Payments provision upon receipt of PROOF that the INSURED died while this policy was in force, and other PROOF that WE may require in order to investigate the claim. When the proceeds are paid in a lump sum, WE will include interest from the INSURED'S date of death to the payment date. The rate will not be less than required by law.

Proceeds will include:

 1. the death benefit in force as of the end of the VALUATION PERIOD during which death occurs;
         less
 2.      any loan and loan interest as of the date of death.

The death proceeds during the grace period are described in the Grace Period provision.

DEATH BENEFIT OPTIONS
The death benefit will be one of the following two options, as selected on the application unless subsequently changed.

         OPTION A
         The death benefit is the greater of: (1) the SPECIFIED AMOUNT which includes the ACCOUNT VALUE; or (2) the ACCOUNT VALUE times the appropriate percentage from the Federal Tax Guidelines Endorsement.

         OPTION B
         The death benefit is the greater of: (1) the ACCOUNT VALUE plus the SPECIFIED AMOUNT; or (2) the ACCOUNT VALUE times the appropriate percentage from the Federal Tax Guidelines Endorsement.

The SCHEDULE shows the SPECIFIED AMOUNT and whether the ACCOUNT VALUE is included in the SPECIFIED AMOUNT.

HOW THE DEATH BENEFIT IS PAID
The death benefit will be paid:

 1.      in a lump sum; or
 2.      in any other way agreeable to YOU and us.

Before the INSURED dies, YOU may choose how the benefit is to be paid. If YOU have not made a choice before the INSURED dies, the beneficiary may choose how the benefit is to be paid.

DEATH BENEFIT CHANGES
You may change the death benefit option or SPECIFIED AMOUNT by NOTICE to us. Any change is subject to the following conditions;

 1. A decrease of the SPECIFIED AMOUNT may be requested on or after one year from the POLICY DATE. A decrease of the SPECIFIED AMOUNT will be effective on the MONTHLY DATE following NOTICE to us. Any reduction will be in the following order:
         a.      against the most recent increase of the SPECIFIED
         AMOUNT;
         b.      against the next most recent increases;
         c.      against the INITIAL SPECIFIED AMOUNT.

         The minimum amount of any decrease is shown in the SCHEDULE. WE may send a new SCHEDULE following a decrease.

 2. An increase of the SPECIFIED AMOUNT may be requested on or after one year from the POLICY DATE. Any increase of the SPECIFIED AMOUNT that is not guaranteed will require PROOF and is subject to our underwriting limits. An approved increase will have an effective date as shown in the SCHEDULE. The minimum amount of any increase is shown in the SCHEDULE.

 3. Any increase of the SPECIFIED AMOUNT will be subject to surrender charges as shown in the SCHEDULE for the increase.

 4. A change in the death benefit option may be requested on or after one year from the POLICY DATE. A change in the death benefit option may require a change in the SPECIFIED AMOUNT and/or the total death benefit.
         a. The option may be changed to include the ACCOUNT VALUE in the SPECIFIED AMOUNT (Option B to Option A), by NOTICE to us. The effective date of change will be the MONTHLY DATE following our receipt of the NOTICE. Unless otherwise requested by NOTICE to us, a change to Option A from Option B will not change the SPECIFIED AMOUNT and the death benefit will be reduced by the amount of the ACCOUNT VALUE.
         b. The option may be changed to exclude the ACCOUNT VALUE from the SPECIFIED AMOUNT (Option A to Option B), by NOTICE to us. In such case, the SPECIFIED AMOUNT will be reduced by the amount of the ACCOUNT VALUE so that the death benefit is not increased as of the date of change. The effective date of change will be the MONTHLY DATE following our receipt of the NOTICE.

 5. The SPECIFIED AMOUNT after any requested change must not be less than the MINIMUM SPECIFIED AMOUNT stated in the SCHEDULE.

 6. The RISK AMOUNT will be automatically adjusted as necessary for this policy to qualify for federal tax treatment as a life insurance policy.
         Guidelines are provided in the Federal Tax Guidelines
Endorsement attached to this policy.

VARIABLE ACCOUNT PROVISIONS
--------------------------------------------------------------------
SEPARATE ACCOUNT
The SEPARATE ACCOUNT is shown in the SCHEDULE. It is a unit investment trust registered with the Securities and Exchange
Commission under the Investment Company Act of 1940. It is established under the laws of Ohio. The assets in the SEPARATE
ACCOUNT are kept separate from our general assets and assets of other SEPARATE ACCOUNTS.

SUBACCOUNTS
The SEPARATE ACCOUNT is divided into SUBACCOUNTS, each of which invests in a different PORTFOLIO

CREDITING OF ACCUMULATION UNITS
WE will credit NET PREMIUMS allocated to the VARIABLE ACCOUNT in the form of variable accumulation units. The number of variable ACCUMULATION UNITS to be credited to this policy for each SUBDIVISION of the VARIABLE ACCOUNT will be determined by dividing the NET PREMIUMS allocated to each SUBDIVISION of the VARIABLE ACCOUNT by the ACCUMULATION UNIT value for the corresponding SUBACCOUNT as of the end of the VALUATION PERIOD during which the premium is received. In the case of the initial premium, units will be credited on the later of these dates:

 1.      the POLICY DATE; or
 2.      the date WE receive the premium.

ACCUMULATION UNITS are credited when amounts are transferred into a SUBACCOUNT. ACCUMULATION UNITS are deducted when the monthly deduction is assessed or when amounts are partially surrendered or transferred, including transfer charges, out of a SUBACCOUNT.

VARIABLE ACCOUNT
At any time prior to the MATURITY DATE, the VARIABLE ACCOUNT of this policy equals the sum for all SUBDIVISIONS of the VARIABLE ACCOUNT of
(1) times (2) where:

 1. equals the number of ACCUMULATION UNITS credited to a SUBDIVISION of the VARIABLE ACCOUNT; and
 2.      equals the value of the appropriate ACCUMULATION UNIT.

VALUATION DATE AND VALUATION PERIOD
A VALUATION DATE is any date on which the New York Stock Exchange is open for trading and WE are open for business. The assets of each SUBACCOUNT will be valued on each VALUATION DATE. A VALUATION PERIOD is a period beginning with the close of business on a VALUATION DATE and ending at the close of business for the next VALUATION DATE.

ACCUMULATION UNIT
The value of a variable accumulation unit for each SUBACCOUNT was arbitrarily set at $10 when funds were first credited to the respective SUBACCOUNT. The variable accumulation unit value for any subsequent VALUATION PERIOD is determined by multiplying the variable accumulation unit value for the immediately preceding VALUATION PERIOD by the "net investment factor" for the VALUATION PERIOD for which the value is being determined. The value of a variable accumulation unit may increase or decrease from one VALUATION PERIOD to the next.

NET INVESTMENT FACTOR
The net investment factor is an index that measures the investment performance of a SUBACCOUNT from one VALUATION PERIOD to the next.
The net investment factor for each Subaccount for any VALUATION PERIOD is determined by dividing (1) by (2) and subtracting (3) from the result, where:

 1.      is the net result of:
         a. the net asset value per share of a PORTFOLIO share held in the SUBACCOUNT determined as of the end of the current VALUATION PERIOD, plus
         b. the per share amount of any dividend or capital gain distributions made by the PORTFOLIO on shares held in the SUBACCOUNT if the "exdividend" date occurs during the current VALUATION PERIOD, plus or minus
         c. a per share charge or credit for any taxes incurred by or reserved for in the SUBACCOUNT, which is determined by us to have resulted from the maintenance of the SUBACCOUNT; and
 2.      is the net result of:
         a. the net asset value per share of a PORTFOLIO share held in the SUBACCOUNT determined as of the end of the immediately preceding VALUATION PERIOD (adjusted for an "exdividend"), plus or minus
         b. the per share charge or credit for any taxes reserved for the immediately preceding VALUATION PERIOD; and
 3. is a factor representing the charges deducted from the SUBACCOUNTS on a daily basis for mortality and expense risks. Such factor is equal on an annual basis to the amount shown in the SCHEDULE.

ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENTS
WE reserve the right, subject to compliance with applicable law, to make additions to, deletions from, or substitution for the PORTFOLIO shares that are held by the SEPARATE ACCOUNT or that the SEPARATE ACCOUNT may purchase. WE reserve the right to eliminate the shares of any of the eligible PORTFOLIOS and to substitute shares of another PORTFOLIO, or of another open-end, registered investment company, if the shares of an eligible PORTFOLIO are no longer available for investment, or if in our judgment further investment in any eligible PORTFOLIO should become inappropriate in view of the purposes of the SEPARATE ACCOUNT. WE will not substitute any shares attributable to your interest in a SUBACCOUNT without NOTICE to YOU and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940. Nothing contained herein shall prevent the SEPARATE ACCOUNT from purchasing other securities for other series or classes of policies, or from effecting a conversion between series or classes of policies on the basis of requests made by OWNERS.

WE reserve the right to establish additional SUBACCOUNTS, each of which would invest in a new PORTFOLIO, or in shares of another open-end investment company. WE also reserve the right to eliminate existing SUBACCOUNTS.

In the event of any such substitution or change, WE may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect such substitution or change. If deemed by us to be in the best interest of persons having voting rights under the policies, the SEPARATE ACCOUNT may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required.

The investment policy of the SEPARATE ACCOUNT will not be changed without the approval of the Insurance Commissioner of the state of Ohio. If required, the approval process is on file with the Commissioner of the state in which this policy is issued.

GUARANTEED ACCOUNT PROVISIONS
-----------------------------------------------------------
GUARANTEED ACCOUNT
The GUARANTEED ACCOUNT of this policy at any time equals:

 1.      the total of all NET PREMIUMS allocated to the GUARANTEED
ACCOUNT; plus
 2. the total of all amounts transferred to the GUARANTEED ACCOUNT from the VARIABLE ACCOUNT or the LOAN ACCOUNT; plus
 3.      interest;  minus
 4. the total of all amounts transferred from the GUARANTEED ACCOUNT to the VARIABLE ACCOUNT (including the transfer charge) and the LOAN ACCOUNT;
         minus
 5. the total of all monthly deductions attributable to the GUARANTEED ACCOUNT; minus
 6.      the total of all partial surrenders from the GUARANTEED
ACCOUNT.

GUARANTEED ACCOUNT INTEREST RATE
The guaranteed interest rate used in the calculation of the GUARANTEED ACCOUNT is shown in the SCHEDULE. Interest in excess of the guaranteed rate may be used in the calculation of the GUARANTEED
ACCOUNT at such increased rates and in such a manner as WE may determine. Different excess rates may apply to premium allocations or transfers made to the GUARANTEED ACCOUNT on different dates.

POLICY VALUES
-----------------------------------------------------------------
This policy has an ACCOUNT VALUE and a CASH VALUE that, during the life of the INSURED, may be used for your benefit. A description of how the ACCOUNT VALUE and CASH VALUE are determined and how they may be used is as follows:
ACCOUNT VALUE
The ACCOUNT VALUE is the sum of your interest in the GUARANTEED ACCOUNT, the VARIABLE ACCOUNT, and the LOAN ACCOUNT. The ACCOUNT VALUE on each VALUATION DATE after the POLICY DATE will be:

 1. the ACCOUNT VALUE on the prior VALUATION DATE, less any partial cash surrender paid since the prior VALUATION DATE; plus
 2. interest on amounts allocated to the GUARANTEED ACCOUNT and the LOAN ACCOUNT; plus or minus
 3. the positive or negative investment experience on amounts allocated to the VARIABLE ACCOUNT, as reflected by the change in value of the ACCUMULATION UNITS; plus
 4.      any NET PREMIUMS for the policy received since the prior
VALUATION DATE;

         less

 5.      any monthly deduction due if the VALUATION DATE is a MONTHLY
DATE; and
 6.      any transfer charges assessed.

The ACCOUNT VALUE on the POLICY DATE of this policy is the initial NET PREMIUMS received for this policy less the monthly deduction made as of the POLICY DATE.

CASH VALUE
The CASH VALUE of this policy is:

 1.      the ACCOUNT VALUE of this policy; less
 2.      the surrender charge, if any, shown in the SCHEDULE.

SURRENDER CHARGE
WE will deduct the surrender charge from the ACCOUNT VALUE:

 1.      on the date this policy is surrendered for cash; or
 2. on the date a grace period ends without sufficient premium being paid.

The surrender charge is shown in the SCHEDULE.

CASH SURRENDER
You may surrender this policy for the cash surrender value by NOTICE to us. The cash surrender value is the CASH VALUE less any loan and loan interest. WE will pay proceeds as described in the Making Payments provision. If the payment is delayed for more than 10 days, interest will be paid on the cash surrender value for amounts from the GUARANTEED ACCOUNT from the date of the request for withdrawal to the date of payment, at the annual rate of interest required by law.

PARTIAL CASH SURRENDER
You may surrender part of this policy for cash by NOTICE to us, subject to any loan and the minimum SPECIFIED AMOUNT of this policy. The minimum amount of any partial cash surrender is shown in the SCHEDULE. The amount surrendered will be deducted from the CASH VALUE. The deduction will be made from the VARIABLE ACCOUNT and the GUARANTEED ACCOUNT in proportion to the amounts in each account, unless YOU request deduction from specific SUBACCOUNTS. Under Benefit Option A, the SPECIFIED AMOUNT will be reduced by the amount surrendered but not below the minimum SPECIFIED AMOUNT as shown in the SCHEDULE. Partial cash surrender proceeds will be paid as described in the Making Payments provision.

PREMIUMS
--------------------------------------------------------------
PAYMENT OF PREMIUM
Premiums are payable during the lifetime of the INSURED until the MATURITY DATE. The initial premium is the amount paid on or before delivery of this policy. YOU may make other premium payments at any time. Any premium payment must be less than any maximum amount WE may set.

The planned periodic premium is stated in the SCHEDULE. YOU may change the amount of the planned periodic premium and the frequency of premium payment. WE may limit the amount of any increase of such premiums. If a premium would require an increase in RISK AMOUNT under item (6) in the Death Benefit Changes provision, WE may refuse to accept the premium, or may underwrite the increase and invest the premium in the Money Market SUBACCOUNT during the underwriting period.

Premium payments after the initial payment must be made to our Home Office. A receipt signed by our President or Secretary will be provided upon request.

ALLOCATION OF PREMIUM
You determine the allocation of the NET PREMIUMS between the GUARANTEED ACCOUNT and the VARIABLE ACCOUNT. NET PREMIUMS may be allocated totally to the GUARANTEED ACCOUNT, totally to the VARIABLE ACCOUNT, or partially to both accounts. The minimum amount of any NET PREMIUMS that can be allocated to the GUARANTEED ACCOUNT or any SUBDIVISION of the VARIABLE ACCOUNT is shown in the SCHEDULE.

If part or all of the NET PREMIUMS are allocated to the VARIABLE ACCOUNT, then YOU must further allocate that portion of NET PREMIUMS among one or more SUBDIVISIONS of the VARIABLE ACCOUNT. To the extent that NET PREMIUMS are allocated to the VARIABLE ACCOUNT, the ACCOUNT VALUE will be subject to the investment experience of that account.

Premiums that are allocated to the GUARANTEED ACCOUNT will be credited with a minimum guaranteed interest rate, as described in the GUARANTEED ACCOUNT provision.

When the premiums are received by us, the NET PREMIUMS will be allocated in accordance with the NET PREMIUMS allocation percentages shown in the application. No allocation will be made prior to the POLICY DATE. All NET PREMIUMS credited to this policy prior to the end of the Right to Examine period will be allocated to the Money Market SUBACCOUNT. At the end of the Right to Examine period, the ACCOUNT VALUE will be reallocated to the various SUBACCOUNTS and the GUARANTEED ACCOUNT in accordance with the original allocation instructions. YOU may change the allocation of subsequent premiums at any time, without charge, by giving written NOTICE.

GRACE PERIOD
Starting on the MONTHLY DATE when the CASH VALUE, less any loans and loan interest, is less than the monthly deduction for the policy month to follow, a grace period will be given. WE will mail YOU written NOTICE if there is not enough CASH VALUE to keep this policy in force, and the amount of premium due. The amount of premium due is the amount which is required to keep the policy in force during the grace period. This NOTICE will be sent to your last known address and to any assignee of record. The grace period ends 61 days from the date of mailing of the NOTICE.

If the premium due is not paid within the grace period, all insurance stops and the policy terminates without value. If the INSURED dies during the grace period, the proceeds paid on death will be equal to the death benefit immediately prior to the start of the grace period, less loans and loan interest and less overdue monthly deductions as of the date of death.

During the minimum guaranteed period shown in the SCHEDULE, the policy will remain in force and will not begin the grace period if the sum of the premiums paid to date, less any partial cash surrenders, loans and loan interest, equals or exceeds the MINIMUM MONTHLY PREMIUM times the number of policy months since the POLICY DATE. The MINIMUM MONTHLY PREMIUM is shown in the SCHEDULE.

TRANSFERS
--------------------------------------------------------------

TRANSFERS
You may transfer amounts between the GUARANTEED ACCOUNT and SUBDIVISIONS of the VARIABLE ACCOUNT or among SUBDIVISIONS at any time after the Right to Examine period. The transfer will be made as of the end of the valuation period during which WE receive the request. Such transfers will be effected such that the ACCOUNT VALUE on the date of transfer will not be affected by the transfer, except for the deduction of the transfer charge. The minimum transfer amount is shown in the SCHEDULE. The transfer must be at least for the minimum amount, or, if less, the entire amount in the GUARANTEED ACCOUNT or a SUBDIVISION each time that a transfer is made. If, after the transfer, the amount remaining in the GUARANTEED ACCOUNT or any SUBDIVISION of the VARIABLE ACCOUNT from which the transfer is made is less than $25, then the entire amount will be transferred instead of the requested amount. A transfer charge shown in the SCHEDULE will be imposed for each transfer. The charge will be deducted from the account(s) from which the transfer is made on a pro rata basis.

WE reserve the right to limit the number or frequency of transfers in the future.

LIMITATIONS ON TRANSFERS FROM THE GUARANTEED ACCOUNT
Transfers from the GUARANTEED ACCOUNT are limited in total for any policy year to no more than the amount shown in the SCHEDULE.

LOANS
--------------------------------------------------------------
LOANS
You may obtain a loan from the CASH VALUE of this policy. The most WE will loan is:

 1.      90% of the ACCOUNT VALUE in the VARIABLE ACCOUNT; plus
 2.      100% of the ACCOUNT VALUE in the Guaranteed Account; less
 3.      any applicable surrender charges;  less
 4.      any loan interest to the next ANNUAL DATE.

You may ask for a loan at any time after the first policy year while the policy is not in the grace period. The minimum amount of any loan is shown in the SCHEDULE. This policy will be assigned to us as security for any loan. Loan proceeds will be paid as described in the Making Payments provision. WE may require YOU to sign a loan agreement.

A loan may be paid back in full or in part at any time.

LOAN INTEREST
Each year WE will set the annual loan interest rate. The rate will never be more than the maximum permitted by law. The rate will not be changed more often than once a year. The rate for a policy year may not exceed a maximum limit which is the greater of:

 1. the Published Monthly Average for the calendar month ending two months before the ANNUAL DATE at the beginning of the policy year;
         or
 2. the guaranteed minimum interest rate applicable to the GUARANTEED ACCOUNT, plus 1%.

Published Monthly Average means:

 1. Moody's Corporate Bond Yield Average-Monthly Average Corporates, as published by Moody's Investors Service, Inc. or any successor to that service;
         or
 2. if the average is no longer published, a substantially similar average, established by regulation issued by the Insurance Supervisory Official of the state in which the policy is delivered.

If the maximum limit for a policy year is at least .5% higher than the rate set for the previous year, WE may increase the rate to no more than that limit. If the maximum limit for a policy year is at least
 .5% lower than the rate set for the previous year, WE will reduce the rate to at least that limit.

WE will notify YOU of the initial rate of interest when the loan is made. WE will notify YOU at least 30 days in advance of any increase in the rate for an existing loan.

Interest accrues daily from the date of the loan. Interest is due on each ANNUAL DATE and on the date the loan is repaid. Interest not paid when due will be added to the loan.

This policy will not terminate in a policy year as a result of a change in the loan interest rate during that policy year until the time at which it would otherwise have terminated if there had been no change during the year.

INTEREST CREDITS AND EFFECT ON INVESTMENT PERFORMANCE
At the time any loan is issued, an amount equal to the loan is transferred out of the VARIABLE ACCOUNT and the GUARANTEED ACCOUNT into a LOAN ACCOUNT as collateral for the loan. This transfer is made in proportion to the ACCOUNT VALUES in each account, unless YOU request transfer from specific SUBACCOUNTS. The LOAN ACCOUNT will be credited with interest which will be at least equal to the guaranteed interest rate for the Guaranteed Account shown in the SCHEDULE. WE may, at our sole discretion, credit a higher rate. At the time any unpaid loan interest is due, the amount of unpaid interest which exceeds the interest credits is transferred into the LOAN ACCOUNT from the ACCOUNT VALUE in the VARIABLE ACCOUNT and the GUARANTEED ACCOUNT in proportion to the ACCOUNT VALUE in each account. If loan repayments are made, the amount of the LOAN ACCOUNT equivalent to the amount of loan repayment made is transferred to the VARIABLE ACCOUNT and GUARANTEED ACCOUNT based on the proportions in the current premium allocation instructions. A loan, whether or not repaid, will have a permanent effect on the death benefit and POLICY values because the investment results of the SUBACCOUNTS of the SEPARATE ACCOUNT and current interest rates credited on ACCOUNT VALUE in the GUARANTEED ACCOUNT will apply only to the non-loaned portion of the ACCOUNT VALUE.

POLICY FACTORS
-------------------------------------------------------------
COST OF INSURANCE
The maximum cost of insurance rate is determined for each SPECIFIED AMOUNT by the INSURED'S sex, age, and rate class, as shown in the SCHEDULE. A cost of insurance rate less than the maximum cost of insurance rate may be used at our option.

If the SPECIFIED AMOUNT includes the ACCOUNT VALUE (Option A) and the SPECIFIED AMOUNT has been increased, the ACCOUNT VALUE will first be considered part of the INITIAL SPECIFIED AMOUNT. If the ACCOUNT VALUE is greater than the INITIAL SPECIFIED AMOUNT, it will be part of any additional SPECIFIED AMOUNT in order of the increases.

The SCHEDULE shows which death benefit option has been chosen. The cost of insurance for a policy month is (1) times the result of (3) less (2) where:

 1.      is the cost of insurance rate per $1;
 2. is the ACCOUNT VALUE at the beginning of the policy month less any deduction other than for cost of insurance due at the beginning of the month; and
 3. is the death benefit divided by (1 divided by the monthly guaranteed interest rate applicable to the GUARANTEED ACCOUNT).

MONTHLY ADMINISTRATIVE CHARGE
The monthly administrative charge is shown in the SCHEDULE.

MONTHLY DEDUCTION
The monthly deduction is a charge made against the ACCOUNT VALUE each policy month. It is:

 1.      the cost of insurance and the cost for any policy riders;
plus
 2.      the monthly administrative charge.

The monthly deduction is due on each MONTHLY DATE, beginning on the POLICY DATE. The deduction is made against the ACCOUNT VALUE in each subdivision of the VARIABLE ACCOUNT and the GUARANTEED ACCOUNT in proportion to the total amounts in these accounts.

MORTALITY AND EXPENSE RISK CHARGE
As compensation for assuming the mortality and expense risks, a charge is deducted on a daily basis from the SUBACCOUNTS at an effective annual rate shown in the SCHEDULE.

INTEREST RATE
The interest rate to be applied in the ACCOUNT VALUE calculation for amounts in the GUARANTEED ACCOUNT is described in the Guaranteed
Account Provisions. Interest credited to amounts in the LOAN ACCOUNT are described in the Loans section.

POLICY COST FACTORS
WE bear the mortality and expense risks of this policy. WE may change the excess interest rates. WE may change the cost of insurance rates and monthly administrative charges up to the maximum guaranteed amounts stated in this policy. Any changes will be determined according to the procedures and standards on file with the Insurance Department. Changes will be made by class and will be based on changes in future expectations for elements such as investment earnings, mortality, persistency and expenses. Policy cost factors will be reviewed every one to five years and, within these limits, whenever factors for new issues are changed.

DIVIDENDS
As long as this policy is in force, YOU will receive any dividends declared by us. It is anticipated that no dividends will be declared.

You have these options:

 1.      take the dividends in cash; or
 2.      use the dividends to increase the ACCOUNT VALUE; or
 3. use the dividends to increase the ACCOUNT VALUE and increase the SPECIFIED AMOUNT by the amount equal to the dividend divided by the net single premium at the attained AGE of the INSURED.

You may choose any option or change options by NOTICE to us. If none is chosen, the second option, to increase ACCOUNT VALUE only, will be used.

The net single premium referred to in option (3) is for endowment insurance to the MATURITY DATE. Such net single premium is based on the mortality table and guaranteed annual interest rate for the GUARANTEED ACCOUNT shown in the SCHEDULE.

CONTINUATION OF INSURANCE
WE will use the CASH VALUE, less any loan and loan interest, to continue this policy until the earlier of the end of the grace period, as specified in the Grace Period provision, or the MATURITY DATE.

GENERAL PROVISIONS
--------------------------------------------------------------------

INSULATION
The assets of the SEPARATE ACCOUNT which are equal to reserves and other liabilities are not chargeable with liabilities arising out of any other business WE may conduct.

OWNERSHIP OF ASSETS
WE shall have exclusive and absolute ownership and control of the assets, including the assets of the SEPARATE ACCOUNT.

MAKING PAYMENTS
WE may defer the payment of any CASH VALUE or policy loan or transfer for a period of up to six months from the date of request if such payment or transfer is based on the GUARANTEED ACCOUNT. WE will not defer any amounts needed to pay premiums for other policies in force with us.

Proceeds under the policy that are attributable to the VARIABLE
ACCOUNT are generally payable within seven days after WE receive
NOTICE and any additional requirements are met. WE may defer payments or transfers out of the VARIABLE ACCOUNT if:

 1. the New York Stock Exchange is closed on other than customary weekend or holiday closings; or
 2. trading on the New York Stock Exchange is restricted as determined by the SEC; or
 3. an emergency exists, as determined by the SEC, as a result of which disposal or valuation of assets is not reasonably practicable; or
 4. the SEC by order permits deferral for the protection of OWNERS.

ENTIRE CONTRACT
This policy is a legal contract that YOU have entered into with us. The entire contract consists of:

 1.      this policy;
 2.      any riders;
 3.      any endorsements;
 4. the attached copy of the application, and any amendments or supplemental applications; and
 5.      any applicable SCHEDULE(S).

Any change in the contract must be written and signed by our President, a Vice President, the Secretary, or the Assistant
Secretary.  No one else may bind us.

Statements made in the application, in the absence of fraud, are representations and not warranties. No such statements will be used in defense of a claim under this policy unless contained in a written application and unless a copy of such statement is part of this policy.

RELIANCE
WE have issued this policy based on the answers in the application and supplemental applications. WE have assumed all such answers to be true and complete. If any are not, WE may, subject to the Incontestability provision, have the right to void the policy and send back all premiums.

INCONTESTABILITY
Except for disability benefits, in the absence of fraud, WE will not contest this policy after it has been in force while the INSURED is alive for two years from the ISSUE DATE, nor will WE contest any increased benefits later than two years after the effective date for such increased benefits. If YOU did not request the increase or if evidence of insurability was not required, WE will not contest the increase. As used herein, increased benefits shall include any favorable policy changes requested by you. If this policy is reinstated, the incontestable period will start over again beginning on the reinstatement date, but only for statements made in the application for reinstatement.

SUICIDE
For the first two full years from the ISSUE DATE, WE will not pay if the INSURED commits suicide (while sane or insane). WE will terminate this policy and give back the premiums paid, less any loan, loan interest, and any partial surrender. WE will not pay any increases in benefits that are subject to evidence of insurability if the INSURED commits suicide (while sane or insane) within two years after the effective date for such increases. In these instances, prior to determining the death benefit, WE will return to the CASH VALUE the monthly deductions for the increases.

POLICY CHANGES
This policy is a flexible life insurance policy. Changes can be made in the death benefit option, premium payments and riders by sending us a written request. Whenever one of these changes is made, WE will send YOU a supplemental SCHEDULE that will describe the new amount and new charges.

ANNUAL REPORT
At least once a year WE will send YOU an annual report showing the current ACCOUNT VALUE, CASH VALUE, amount of interest credited to amounts in the GUARANTEED ACCOUNT, change in value of amounts in the VARIABLE ACCOUNT, premiums paid, loans, partial cash surrenders, expense charges and cost of insurance charges since the prior report. Any other information required by the Insurance Department of the applicable state will also be included in the annual report.

You may request other information about this policy, including a hypothetical illustration of policy benefits and values. WE may make a reasonable charge to provide this information.

TERMINATION
This policy will terminate and all insurance will stop:

 1. as of the end of the VALUATION PERIOD during which WE receive NOTICE from you; or
 2.      when the INSURED dies; or
 3.      on the MATURITY DATE; or
 4. when a required premium is not received before the end of its grace period.

REINSTATEMENT
You may put this policy back in force by NOTICE to us if:

 1. the INSURED gives us PROOF within five years after the date insurance stopped and before the MATURITY DATE; and
 2. payment is made of enough premium to cover past monthly deductions not made; and
 3. interest on any loan amount which is reinstated is paid at the annual rate applicable to policy loans during the period of lapse, from the date insurance stopped; and
 4. payment is made of enough premium to keep this policy in force for two months; and
 5.      the policy had not been surrendered for its CASH VALUE.

CONVERSION TO A FIXED POLICY
You may elect to convert this policy to a fixed policy:

 1.      at any time within 24 months of the ISSUE DATE, or
 2. within 60 days of the later of notification of a change in the investment policy of the SEPARATE ACCOUNTor the effective date of such change.

This election will be executed by transferring all VARIABLE ACCOUNT values into the GUARANTEED ACCOUNT without charge. After the date of this election, NET PREMIUMS may not be allocated nor transfers made to the VARIABLE ACCOUNT. The other terms and charges of this policy continue to apply.

CONFORMITY WITH LAWS
WE reserve the right to make any changes without your consent which are necessary to comply with any Federal or state statute, rule, or regulation.

TAXES
WE reserve the right to deduct any taxes levied by any government entity which, at our sole discretion, are determined to have resulted from the establishment or maintenance or operation of the SEPARATE ACCOUNT, or from the investment performance of the SEPARATE ACCOUNT.

AGE AND SEX
If the INSURED'S AGE or sex has been misstated, WE will make the following adjustments:

 1. If the misstatement becomes known after the death of the INSURED, the death benefit amount will be adjusted to the correct amount for the monthly deduction made for the month in which death occurred.
 2. If the misstatement becomes known during the lifetime of the INSURED, the policy values will be adjusted to those based on the correct monthly deductions since the POLICY DATE. If the policy value is inadequate to cover the monthly deduction on the prior MONTHLY DATE, the grace period shall be deemed to have started on such date, and notification shall be sent to YOU at least 61 days prior to the end of the grace period.

ASSIGNMENT
You may assign this policy by giving NOTICE. WE will not be responsible for the validity of an assignment. WE will not be liable for any payments WE make or actions WE take before WE receive NOTICE of an assignment.

COMPUTATIONS
Calculations are based on the Mortality Table shown in the SCHEDULE. Interest on amounts allocated to the GUARANTEED ACCOUNT is compounded annually.

All of the values are the same or more than the minimums set by the laws of the applicable state. If required, WE have filed a detailed statement about this with your State Insurance Department. The method used in calculating policy values will be based on actuarial procedures that recognize the variable nature of the policy.

   Flexible Premium Adjustable Variable Life Insurance
 Flexible Premiums Payable During Life of Insured to Maturity Date Death Benefit Payable at Death of Insured Prior to Maturity Date
              Cash Value Payable on Maturity Date
               Period of Coverage not Guaranteed
                          Participating


UC 8703                                                       7/95